Registration Nos. 333-189290

333-187663

333-167922

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-189290

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-187663

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-167922

UNDER

THE SECURITIES ACT OF 1933

XEROX HOLDINGS CORPORATION

(Exact name of registrant as specified in its charter)

New York	83-3933743
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

P.O. Box 4505, 201 Merritt 7

Norwalk, Connecticut 06851-1056

(Address of Principal Executive Offices, including Zip Code)

Xerox Corporation 2004 Equity Compensation Plan for Non-Employee Directors, 2019 Amendment and Restatement

Xerox Corporation 2004 Performance Incentive Plan, 2019 Amendment and Restatement

(Full title of the plan)

Louis J. Pastor

Executive Vice President and General Counsel

Xerox Corporation

P.O. Box 4505, 201 Merritt 7

Norwalk, CT 06851-1056

(Name and address of agent for service)

(203) 968-3000

(Telephone number, including area code, for agent for service)

Indicate by checkmark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

Xerox Holdings Corporation, a New York corporation (the “Company” or the “Registrant”), files these Post-Effective Amendments to the Registration Statements on Form S-8 filed with the Securities and Exchange Commission on (i) June 13, 2013 (Registration No. 333-189290), (ii) April 1, 2013 (Registration No. 333-187663), and (iii) July 1, 2010 (Registration No. 333-167922), (the Registration Statements in clauses (i) through (iii) of this sentence, the “Initial Registration Statements”) as the successor registrant to Xerox Corporation, a New York corporation (the “Predecessor”), in connection with the reorganization of the Predecessor into a new holding company structure (the “Reorganization”).

The Reorganization was completed on July 31, 2019 and was effected through a merger pursuant to the Agreement and Plan of Merger, dated as of March 15, 2019, by and among the Registrant, the Predecessor and Xerox Merger Sub, Inc. As a result of the Reorganization, the Predecessor became a wholly owned subsidiary of the Registrant. In the Reorganization, each outstanding share of common stock of the Predecessor, par value $1.00 per share, was converted into one share of common stock of the Company, par value $1.00 per share.

Following the Reorganization, the Company is the successor issuer to the Predecessor pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), and Rule 12g-3(a) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As the successor issuer, the shares of the Company’s common stock are deemed to be registered under Section 12(b) of the Exchange Act and will trade on the New York Stock Exchange under the symbol “XRX.” In connection with the Reorganization, the Company assumed the Predecessor’s obligations under the Xerox Corporation 2004 Equity Compensation Plan For Non-Employee Directors, as amended, and the Xerox Corporation 2004 Performance Incentive Plan, as amended.

In accordance with paragraph (d) of Rule 414 under the Securities Act, the Company, as the successor registrant to Predecessor, hereby expressly adopts the Initial Registration Statements as its own registration statements (except as specifically amended by these Post-Effective Amendments) for all purposes of the Securities Act and the Exchange Act, and all securities registered under this registration statement will be securities of the Company rather than of Predecessor. These Post-Effective Amendments shall become effective immediately upon filing with the Securities and Exchange Commission pursuant to Rule 462 under the Securities Act. Predecessor paid all registration fees at the time of filing the Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants as covered by the Initial Registration Statements, each as amended by this Post-Effective Amendment (collectively, the “Registration Statements”) and as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed with the Commission by the Registrant are incorporated by reference in this Registration Statement:

1.	Predecessor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (filed on February 25, 2019);

2.	Predecessor’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 (filed May 2, 2019);

3.	Predecessor’s Current Reports on Form 8-K (filed on May 23, 2019, April 18, 2019, March 18, 2019, and March 7, 2019) and Registrant’s Current Report on Form 8-K (filed on July 31, 2019); and

4.

The description of the Registrant’s common stock, par value $1.00 per share, contained in Exhibit 99.1 to the Registrant’s Current Report on Form 8-K (filed on July 31, 2019), which updates the description of the Predecessor common stock, par value $1.00 per share, contained in Amendment No. 5 to Form 8-A filed by the Predecessor with the SEC on February 8, 2000.

In addition, all reports and documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and made a part hereof from the date of the filing of such documents.

Pursuant to Rule 12g-3(a) of the Exchange Act, the Registrant is the successor issuer with respect to the above documents in items (a) through (c) previously filed by the Predecessor with the Commission and incorporated by reference herein. Any statement contained in this Registration Statement, in any amendment hereto or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed supplement to this Registration Statement or in any document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Indemnification Actions

The restated by-laws of the Registrant provide for indemnification of officers and directors to the fullest extent permitted by New York law consistent with the restated by-laws of the Registrant. In accordance with the requirements of the Business Corporation Law of the State of New York, in the event the Registrant advances counsel fees or other reasonable fees and expenses, the individuals on whose behalf any such expenditures are made are required to execute an undertaking to repay such expenses if they are finally found not to be entitled to indemnification under the restated by-laws of the Registrant or the BCL.

In February and July 2018, the Board of the Predecessor approved the advancement of counsel fees and other reasonable fees and expenses which may be incurred by the directors and former directors named as defendants in the actions commenced in the Supreme Court of the State of New York, County of New York, and any related actions, in connection with the proposed transactions to combine the Predecessor and Fuji Xerox.

Directors and Officers Liability Insurance and Indemnity

The policies are issued by Endurance Assurance Corporation, Twin City Fire Insurance Company, Continental Casualty Company, Allianz Global Risks US Insurance Company, Illinois National Insurance Company, Markel American Insurance Company, Old Republic Insurance Company, Zurich American Insurance Company, Berkley Insurance Company, Arch Insurance Company, Wesco Insurance Company, Navigators Insurance Company, and Steadfast Insurance Company. The policies expire January 1, 2020, and the total annual premium is approximately $1.5 million.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.	EXHIBITS

Exhibit Number	Description

4.1	Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on July 31, 2019).

4.3	Amended and Restated By-Laws of the Registrant (incorporated herein by reference to Exhibit 3.3 to the Registrant’s Current Report on Form 8-K filed on July 31, 2019).

5.1*	Opinion of Louis J. Pastor, Esq. regarding the legality of the securities.

10.1	Xerox Corporation 2004 Performance Incentive Plan, 2019 Amendment and Restatement (incorporated herein by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on July 31, 2019).

10.2	Xerox Corporation 2004 Equity Compensation Plan for Non-Employee Directors, 2019 Amendment and Restatement (incorporated herein by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on July 31, 2019).

23.1*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.2*	Consent of Louis J. Pastor, Esq. (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature pages hereto).

*	Filed herewith.

Item 9.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to each registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in these registration statements.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City or Norwalk, State of Connecticut, on this 31st day of July, 2019.

XEROX HOLDINGS CORPORATION

By:	/s/ Douglas H. Marshall
	Name:	Douglas H. Marshall
	Title:	Secretary

POWER OF ATTORNEY

Each of the undersigned officers and directors of Xerox Holdings Corporation hereby constitutes and appoints Giovanni (“John”) Visentin, William F. Osbourn, Jr. and Louis J. Pastor as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, in his or her name and on his or her behalf, in any and all capacities, to sign any and all amendments (including post-effective amendments) to these Registration Statements, whether pre-effective or post-effective, including any subsequent registration statement for the same offering which may be filed under Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power of authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments have been signed below by the following persons on July 31, 2019 in the capacities indicated.

Name	Position	Date

/s/ Giovanni Visentin Giovanni Visentin	Vice Chairman and Chief Executive Officer (Principal Executive Officer)	July 31, 2019

/s/ William F. Osbourn, Jr. William F. Osbourn, Jr.	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	July 31, 2019

/s/ Joseph H. Mancini, Jr. Joseph H. Mancini, Jr.	Vice President and Chief Accounting Officer (Principal Accounting Officer)	July 31, 2019

/s/ Keith Cozza Keith Cozza	Director and Chairman of the Board	July 31, 2019

/s/ Jonathan Christodoro Jonathan Christodoro	Director	July 31, 2019

/s/ Joseph J. Echevarria Joseph J. Echevarria	Director	July 31, 2019

/s/ Nicholas Graziano Nicholas Graziano	Director	July 31, 2019

/s/ Cheryl Gordon Krongard Cheryl Gordon Krongard	Director	July 31, 2019

/s/ Scott Letier Scott Letier	Director	July 31, 2019